Exhibit 10.1

CAREFUSION CORPORATION
NONQUALIFIED STOCK OPTION AGREEMENT
On _________ (the “Grant Date”), CareFusion Corporation, a Delaware corporation (the “Company”), has awarded to __________ (“Awardee”), an option (the “Option”) to purchase ________ shares of common stock, par value $0.01 per share, of the Company (the “Shares”) for a price of _______ per share. The Option has been granted under the CareFusion Corporation 2009 Long-Term Incentive Plan (the “Plan”), and will include and be subject to all provisions of the Plan, which are incorporated herein by reference, and will be subject to the provisions of this Nonqualified Stock Option Agreement (this “Agreement”). Capitalized terms used in this Agreement which are not specifically defined will have the meanings ascribed to such terms in the Plan. This Option shall vest and become exercisable in three installments, which shall be as nearly equal as possible, on the first three anniversaries of the Grant Date (each a “Vesting Date” with respect to the portion of the Option scheduled to vest on such date), subject in each case to the provisions of this Agreement, including those relating to the Awardee’s continued employment with the Company and its Affiliates (collectively, the “CareFusion Group”). This Option shall expire on _________ (the “Grant Expiration Date”).
1.        Method of Exercise and Payment of Price.
(a)    Method of Exercise. At any time when all or a portion of the Option is exercisable under the Plan and this Agreement, some or all of the exercisable portion of the Option may be exercised from time to time by written notice to the Company, or such other method of exercise as may be specified by the Company, including without limitation, exercise by electronic means on the web site of the Company’s third-party equity plan administrator, which will:
(i)    state the number of whole Shares with respect to which the Option is being exercised; and
(ii)     if the Option is being exercised by anyone other than Awardee, if not already provided, be accompanied by proof satisfactory to counsel for the Company of the right of such person or persons to exercise the Option under the Plan and all Applicable Laws and regulations.
(b)    Payment of Price. The full exercise price for the portion of the Option being exercised shall be paid to the Company as provided below:
(i)    in cash;
(ii)    by check or wire transfer (denominated in U.S. Dollars);
(iii)    subject to any conditions or limitations established by the Administrator, other Shares which (A) in the case of Shares acquired from the Company (whether upon the exercise of an Option or otherwise), have been owned by the Participant for more than six months on the date of surrender (unless this condition is waived by the Administrator), and (B) have a Fair Market Value on the date of surrender equal to or greater than the aggregate exercise price of the Shares as to which said Option shall be exercised (it being agreed that the excess of the Fair Market Value over the aggregate exercise price shall be refunded to the Awardee, with any fractional Share being repaid in cash);
(iv)    subject to any conditions or limitations established by the Administrator, the Company’s withholding Shares otherwise issuable upon exercise of an Option;
(v)     consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Administrator; or
(vi)     any combination of the foregoing methods of payment.
2.        Transferability. The Option shall be transferable (I) at Awardee’s death, by Awardee by will or pursuant to the laws of descent and distribution, and (II) by Awardee during Awardee’s lifetime, without payment of consideration, to (a) the spouse, former spouse, parents, stepparents, grandparents, parents-in-law, siblings, siblings-in-law, children, stepchildren, children-in-law, grandchildren, nieces or nephews of Awardee, or any other persons sharing Awardee’s household (other than tenants or employees) (collectively, “Family Members”), (b) a trust or trusts for the primary benefit of Awardee or such Family Members, (c) a foundation in which Awardee or such Family Members control the management of assets, or (d) a partnership in which Awardee or such Family Members are the majority or controlling partners; provided, however, that subsequent transfers of the transferred Option shall be prohibited, except (X) if the transferee is an individual, at the transferee’s death by the transferee by will or pursuant to the laws of descent and distribution, and (Y) without payment of consideration to the individuals or entities listed in subparagraphs II(a), (b) or (c), above, with respect to the original Awardee. The Administrator may, in its discretion, permit transfers to other persons and entities as permitted by the Plan. Neither a transfer under a domestic relations order in settlement of marital property rights nor a transfer to an entity in which more than 50% of the voting interests are owned by Awardee or Family Members in exchange for an interest in that entity shall be considered to be a transfer for consideration. Within 10 days of any transfer, Awardee shall notify the Compensation and Benefits department of the Company in writing of the transfer. Following transfer, the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer and, except as otherwise provided in the Plan or this Agreement, references to the original Awardee shall be deemed to refer to the transferee. The events of a Termination of Employment of Awardee provided in Paragraph 3 hereof shall continue to be applied with respect to the original Awardee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods, specified in Paragraph 3. The Company shall have no obligation to notify any transferee of Awardee’s Termination of Employment with the CareFusion Group for any reason. The conduct prohibited of Awardee in Paragraphs 5 and 6 hereof shall continue to be prohibited of Awardee following transfer to the same extent as immediately prior to transfer and the Option (or its economic value, as applicable) shall be subject to forfeiture by the transferee and recoupment from Awardee to the same extent as would have been the case of Awardee had the Option not been transferred. Awardee shall remain subject to the recoupment provisions of Paragraphs 5 and 6 of this Agreement and tax withholding provisions of Section 29 of the Plan following transfer of the Option.

3.        Termination of Employment; Retirement.
(a)    Termination of Employment by Reason of Death or Disability. If a Termination of Employment of Awardee occurs by reason of death or Disability prior to the vesting in full of the Option, but at least six (6) months from the Grant Date, then any unvested portion of the Option shall vest upon and become exercisable in full from and after such death or Disability. The Option may thereafter be exercised by the Awardee, any transferee of Awardee, if applicable, or by the legal representative of the estate or by the legatee of Awardee under the will of Awardee from the date of such death or Disability until the Grant Expiration Date.
(b)    Retirement. If Awardee remains in the continuous employ of the Company or its Affiliates for at least six (6) months after the Grant Date and at such time is or thereafter becomes Retirement Eligible, then any unvested portion of the Option shall vest. Subject to Paragraph 3(c) below, if the Option vests in accordance with the preceding sentence, it shall become exercisable by Awardee (or any transferee, if applicable) on the applicable Vesting Date(s) in the portions set forth on the vesting schedule provided in the preamble to this Agreement, and once a portion of the Option becomes exercisable, it shall remain exercisable until the Grant Expiration Date. If Awardee dies after becoming Retirement Eligible, but before the Grant Expiration Date, the Option may be exercised in full by any transferee of the Option, if applicable, or by the legal representative of the estate or by the legatee of Awardee under the will of Awardee from and after such death until the Grant Expiration Date. For purposes of this Agreement and this Award under the Plan, “Retirement Eligible” shall mean Awardee’s (i) attaining age fifty-five (55), and (i) having at least ten (10) years of continuous service with the Company or Cardinal Health, Inc. and their Affiliates, including service with an Affiliate of the Company or Cardinal Health, Inc. prior to the time that such Affiliate became an Affiliate of the Company or Cardinal Health, Inc. For purposes of the age and/or service requirement, the Administrator may, in its discretion, credit a Participant with additional age and/or years of service.
(c)    Termination in Connection with a Change of Control. If within two (2) years after a Change of Control, Awardee experiences a Termination of Employment (i) by the Company for any reason other than because of Awardee’s death, Disability or Termination for Cause or (ii) by Awardee for Good Reason (as defined below), then any unvested portion of the Option shall vest upon and become exercisable in full from and after such date of Termination of Employment and the Option shall remain exercisable until the earlier of one (1) year following the date of such Termination of Employment or the Grant Expiration Date; provided that, if Awardee is Retirement Eligible on the date of such Termination of Employment, then any unexercisable portion of the Option shall become exercisable in full from after such date of Termination of Employment and shall remain exercisable until the Grant Expiration Date.
For purposes of this Paragraph 3(c), “Good Reason” means one or more of the following conditions (without the consent of Awardee): (i) a material reduction of Awardee’s base compensation (including Base Salary or Target Bonus); (ii) a material diminution in Awardee’s authority, duties, or responsibilities; and (iii) a material change in the geographic location at which Awardee must perform services, where a change of at least 35 miles or to another country will be deemed material. Awardee must provide notice to the Company of the existence of one or more of the above conditions within 90 days after the initial existence of the condition(s), upon the notice of which the Company shall have 30 days to remedy the condition(s). If the Company fails to so remedy the condition(s), the 31 day following the Company’s receipt of Awardee’s notice shall be deemed to be the date of Termination of Employment of Awardee for Good Reason hereunder.
(d)     Other Termination of Employment. If a Termination of Employment of Awardee occurs by any reason other than as set forth in Paragraphs (a), (b) and (c) hereof, any unexercised portion of the Option which has not vested on such date of Termination of Employment will automatically be forfeited. Awardee (or any transferee, if applicable) will have 90 days from the date of Termination of Employment or until the Grant Expiration Date, whichever period is shorter, to exercise any portion of the Option that is vested and exercisable on the date of Termination of Employment; provided, however, that if the Termination of Employment was a Termination for Cause, as determined by the Administrator, the Option shall be immediately canceled by the Administrator (whether then held by Awardee or any transferee).
4.        Restrictions on Exercise. The Option is subject to all restrictions in this Agreement and/or in the Plan. As a condition of any exercise of the Option, the Company may require Awardee or his or her transferee or successor to make any representation and warranty to comply with any applicable law or regulation or to confirm any factual matters (including Awardee’s compliance with the terms of Paragraphs 5 and 6 of this Agreement or any employment or severance agreement between the CareFusion Group and Awardee) reasonably requested by the Company. The Option shall not be exercisable if such exercise would involve a violation of any Applicable Law.
5.        Triggering Conduct/Competitor Triggering Conduct. As used in this Agreement, “Triggering Conduct” shall include the following: disclosing or using in any capacity other than as necessary in the performance of duties assigned by the CareFusion Group any confidential information, trade secrets or other business sensitive information or material concerning the CareFusion Group; violation of Company policies, including but not limited to conduct which would constitute a breach of any certificate of compliance or similar attestation/certification signed by Awardee; directly or indirectly employing, contacting concerning employment, or participating in any way in the recruitment for employment of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who was or is an employee, representative, officer or director of the CareFusion Group at any time within the 12 months prior to Awardee’s Termination of Employment; any action by Awardee and/or his or her representatives that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the CareFusion Group and any of its customers, potential customers, vendors and/or suppliers that were known to Awardee; and breaching any provision of any employment or severance agreement with a member of the CareFusion Group. As used in this Agreement, “Competitor Triggering Conduct” shall include, either during Awardee’s employment or within one year following Awardee’s Termination of Employment, accepting employment with, or serving as a consultant or advisor or in any other capacity to, an entity that is in competition with the business conducted by any member of the CareFusion Group prior to a Change of Control (a “Competitor”), including, but not limited to, employment or another business relationship with any Competitor if Awardee has been introduced to trade secrets, confidential information or business sensitive information during Awardee’s employment with the CareFusion Group and such information would aid the Competitor because the threat of disclosure of such information is so great that, for purposes of this Agreement, it must be assumed that such disclosure would occur.
6.        Special Forfeiture/Repayment Rules. For so long as Awardee continues as an employee with the CareFusion Group and for three years following Termination of Employment regardless of the reason, Awardee agrees not to engage in Triggering Conduct. If Awardee engages in Triggering Conduct during the time period set forth in the preceding sentence or in Competitor Triggering Conduct during the time period referenced in the definition of “Competitor Triggering Conduct” set forth in Paragraph 5 above, then:
(a)    the Option (or any part thereof that has not been exercised) shall immediately and automatically terminate, be forfeited, and shall cease to be exercisable at any time; and
(b)    Awardee shall, within 30 days following written notice from the Company, pay the to Company an amount equal to (x) the gross option gain realized or obtained by Awardee or any transferee resulting from the exercise of such Option, measured at the date of exercise (i.e., the difference between the market value of the Shares underlying the Option on the exercise date and the exercise price paid for such Shares underlying the Option), with respect to any portion of the Option that has already been exercised at any time within three years prior to the Triggering Conduct (the “Look-Back Period”), (y) minus $1.00. If Awardee engages only in Competitor Triggering Conduct, then the Look-Back Period shall be shortened to exclude any period more than one year prior to Awardee’s Termination of Employment, but including any period between the time of Termination of Employment and engagement in Competitor Triggering Conduct. Awardee may be released from Awardee’s obligations under this Paragraph 6 if and only if the Administrator (or its duly appointed designee) authorizes, in writing and in its sole discretion, such release. Nothing in this Paragraph 6 constitutes a so-called “noncompete” covenant. This Paragraph 6 does, however, prohibit certain conduct while Awardee is associated with the CareFusion Group and thereafter and does provide for the forfeiture or repayment of the benefits granted by this Agreement under certain circumstances, including, but not limited to, Awardee’s acceptance of employment with a Competitor. Awardee agrees to provide the Company with at least 10 days written notice prior to directly or indirectly accepting employment with or serving as a consultant or advisor or in any other capacity to a Competitor, and further agrees to inform any such new employer, before accepting employment, of the terms of this Paragraph 6 and Awardee’s continuing obligations contained herein. No provisions of this Agreement shall diminish, negate or otherwise impact any separate noncompete or other Agreement to which Awardee may be a party, including, but not limited to, any certificate of compliance or similar attestation/certification signed by Awardee; provided, however, that to the extent that any provisions contained in any other Agreement are inconsistent in any manner with the restrictions and covenants of Awardee contained in this Agreement, the provisions of this Agreement shall take precedence and such other inconsistent provisions shall be null and void. Awardee acknowledges and agrees that the restrictions contained in this Agreement are being made for the benefit of the Company in consideration of Awardee’s receipt of the Option, in consideration of employment, in consideration of exposing Awardee to the Company’s business operations and confidential information, and for other good and valuable consideration, the adequacy of which consideration is hereby expressly confirmed. Awardee further acknowledges that the receipt of the Option and execution of this Agreement are voluntary actions on the part of Awardee and that the Company is unwilling to provide the Option to Awardee without including the restrictions and covenants of Awardee contained in this Agreement. Further, the parties agree and acknowledge that the provisions contained in Paragraphs 5 and 6 are ancillary to, or part of, an otherwise enforceable agreement at the time the agreement is made.
7.        Right of Set-Off. By accepting this Option, Awardee consents to a deduction from, and set-off against, any amounts owed to Awardee that are not treated as “non-qualified deferred compensation” under Section 409A of the Code by any member of the CareFusion Group from time to time (including, but not limited to, amounts owed to Awardee as wages, severance payments or other fringe benefits) to the extent of the amounts owed to the CareFusion Group by Awardee under this Agreement.
8.        Withholding Tax.
(a)    Generally. Awardee is liable and responsible for all taxes owed in connection with the exercise of the Option, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Option. The Company does not make any representation or undertaking regarding the tax treatment or the treatment of any tax withholding in connection with the exercise of the Option. The Company does not commit and is under no obligation to structure the Option or the exercise of the Option to reduce or eliminate Awardee’s tax liability.
(b)    Payment of Withholding Taxes. Concurrently with the payment of the exercise price pursuant to Paragraph 1 hereof, Awardee is required to arrange for the satisfaction of the minimum amount of any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any employment tax obligation (the “Tax Withholding Obligation”) in a manner acceptable to the Company, including withholding such amounts in cash from the Awardee's wages or other payments due to the Awardee at any time, or, in lieu thereof, to retain, or sell without notice, a number of Shares sufficient to cover the Tax Withholding Obligation. The value of any Shares retained for such purposes shall be based on the Fair Market Value, as the term is defined in the Plan, of the Shares on the date of exercise of the Option. To the extent that the Company or its Affiliate withholds any amounts in Shares to cover the Tax Withholding Obligation, it will do so at the minimum statutory rate. Should the Company or the Affiliate withhold any amounts in cash or retains any Shares in excess of Awardee’s actual Tax Withholding Obligation, the Company and/or Awardee’s employer will refund the excess amount to the Awardee, with any fractional Share being repaid in cash, within a reasonable period and without any interest. The Awardee authorizes the Company or the Affiliate, or their agents (including, without limitations, any broker or bank) to withhold cash or Shares as appropriate. Awardee agrees to pay the Company and/or the Affiliate employing Awardee any amount of the Tax Withholding Obligation that is not satisfied by the means described herein.
If any of the foregoing methods of collection are not allowed under Applicable Law or if

Awardee fails to comply with his or her obligations in connection with the Tax Withholding Obligation as described in this section, the Company may refuse to honor the exercise and refuse to deliver the Shares.
Awardee is liable and responsible for all taxes and social security owed in connection with the Option, regardless of any action the Company takes with respect to any Tax Withholding Obligations that arise in connection with the Option. The Company does not make any representation or undertaking regarding the tax and social security treatment or the treatment of any withholding in connection with the exercise of the Option. The Company does not commit and is under no obligation to structure the Option or the exercise of the Option to reduce or eliminate Awardee's tax liability.
9.    Governing Law/Venue for Dispute Resolution/Costs and Legal Fees. This Agreement shall be governed by the laws of the State of Delaware, without regard to principles of conflicts of law, except to the extent superceded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Delaware bear a substantial relationship to the parties and/or this Agreement and that the Option and benefits granted herein would not be granted without the governance of this Agreement by the laws of the State of Delaware. In addition, all legal actions or proceedings relating to this Agreement shall be brought exclusively in state or federal courts located in the State of Delaware and the parties executing this Agreement hereby consent to the personal jurisdiction of such courts. Awardee acknowledges that the covenants contained in Paragraphs 5 and 6 of this Agreement are reasonable in nature, are fundamental for the protection of the Company’s legitimate business and proprietary interests, and do not adversely affect Awardee’s ability to earn a living in any capacity that does not violate such covenants. The parties further agree that in the event of any violation by Awardee of any such covenants, the Company will suffer immediate and irreparable injury for which there is no adequate remedy at law. In the event of any violation or attempted violations of the restrictions and covenants of Awardee contained in this Agreement, the CareFusion Group shall be entitled to specific performance and injunctive relief or other equitable relief, including the issuance ex parte of a temporary restraining order, without any showing of irreparable harm or damage, such irreparable harm being acknowledged and admitted by Awardee, and Awardee hereby waives any requirement for the securing or posting of any bond in connection with such remedy, without prejudice to any other rights and remedies afforded the CareFusion Group hereunder or by law. In the event that it becomes necessary for the CareFusion Group to institute legal proceedings under this Agreement, Awardee shall be responsible to the Company for all costs and reasonable legal fees incurred by the Company with regard to such proceedings. Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such provision, without invalidating or rendering unenforceable the remaining provisions of this Agreement.
10.    Action by the Administrator. The parties agree that the interpretation of this Agreement shall rest exclusively and completely within the sole discretion of the Administrator. The parties agree to be bound by the decisions of the Administrator with regard to the interpretation of this Agreement and with regard to any and all matters set forth in this Agreement. The Administrator may delegate its functions under this Agreement to an officer of the CareFusion Group designated by the Administrator (hereinafter the “designee”). In fulfilling its responsibilities hereunder, the Administrator or its designee may rely upon documents, written statements of the parties or such other material as the Administrator or its designee deems appropriate. The parties agree that there is no right to be heard or to appear before the Administrator or its designee and that any decision of the Administrator or its designee relating to this Agreement, including without limitation whether particular conduct constitutes Triggering Conduct or Competitor Triggering Conduct, shall be final and binding unless such decision is arbitrary and capricious.
11.    Prompt Acceptance of Agreement. The Option grant evidenced by this Agreement shall, at the discretion of the Administrator, be forfeited if this Agreement is not manually executed and returned to the Company, or electronically executed by Awardee by indicating Awardee’s acceptance of this Agreement in accordance with the acceptance procedures set forth on the Company’s third-party equity plan administrator’s web site, within 90 days of the Grant Date.
12.    Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Option grant under and participation in the Plan or future options that may be granted under the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of option grants and the execution of option Agreements through electronic signature.
13.    Notices. All notices, requests, consents and other communications required or provided under this Agreement to be delivered by Awardee to the Company will be in writing and will be deemed sufficient if delivered by hand, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:
CareFusion Corporation
3750 Torrey View Court
San Diego, CA 92130
Attention: General Counsel

All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Company to Awardee may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Awardee.
14.    Employment Agreement, Offer Letter or Other Arrangement. To the extent a written employment Agreement, offer letter or other arrangement (“Employment Arrangement”) that was approved by the Human Resources and Compensation Committee or the Board of Directors or that was approved in writing by an officer of the Company pursuant to delegated authority of the Human Resources and Compensation Committee provides for greater benefits to Awardee with respect to (i) vesting of the Option on Termination of Employment by reason of specified events or (ii) exercisability of the Option following Termination of Employment, than provided in this Agreement or in the Plan, then the terms of such Employment Arrangement with respect to vesting of the Option on Termination of Employment by reason of such specified events or exercisability of the Option following Termination of Employment shall supersede the terms hereof to the extent permitted by the terms of the Plan.

CAREFUSION CORPORATION

By:	Kieran T. Gallahue

Its:	Chairman and Chief Executive Officer

ACCEPTANCE OF AGREEMENT
Awardee hereby: (a) acknowledges receiving a copy of the Plan, which has either been previously delivered or is provided with this Agreement, and represents that he or she is familiar with and understands all provisions of the Plan and this Agreement; (b) voluntarily and knowingly accepts this Agreement and the Option granted to him or her under this Agreement subject to all provisions of the Plan and this Agreement, including the provisions in the Agreement regarding “Triggering Conduct/Competitor Triggering Conduct” and “Special Forfeiture/Repayment Rules” set forth in Paragraphs 5 and 6 above; (c) acknowledges previously accepting, and voluntarily and knowingly accepts, the terms of the equity awards of the Company and/or Cardinal Health, Inc. that Awardee received in connection with the spin-off of the Company from Cardinal Health, Inc., subject to all the provisions of the applicable equity incentive plan(s) under which the award(s) was granted; and (d) represents that he or she understands that the acceptance of this Agreement through an on-line or electronic system, if applicable, carries the same legal significance as if he or she manually signed the Agreement. Awardee further acknowledges receiving a copy of the Company’s most recent annual report to stockholders and other communications routinely distributed to the Company’s stockholders and a copy of the Plan Prospectus dated August 31, 2009 pertaining to the Plan.

Awardee’s Signature

Date